Financial Consulting Agreement

                                                              January ____, 1997



CONFIDENTIAL

Niche Pharmaceuticals, Inc.
200 North Oak
P.O. Box 449
Roanoke, Texas 76262

Attention:  Stephen F. Brandon

Gentlemen:

         This will confirm the engagement of Sterling Foster & Company, Inc. ("Sterling Foster") as financial advisor to Niche Pharmaceuticals (the
"Company") to perform such general financial consulting services as Sterling Foster and the Company may agree upon from time to time. Sterling Foster's engagement hereunder shall extend for three years from the Effective Date of the Underwriting Agreement between Sterling Foster and the Company (the "Underwriting Agreement"), and may be extended by mutual agreement. The provisions of this Agreement relating to the payment of fees and expenses and indemnification and contribution will survive any termination of this Agreement.

         Capitalized terms used herein which are not defined herein have those meanings ascribed to them in the Underwriting Agreement.

         As compensation for Sterling Foster's services, the Company will pay Sterling Foster a monthly fee of $2,778.78 payable in its entirety on the Closing Date. Fees payable to Sterling Foster for additional services will be mutually agreed upon, and where appropriate, will be the subject of separate engagement letters.

         The Company will furnish Sterling Foster with such information as Sterling Foster believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Sterling Foster (a) will use and rely primarily on the


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Information  and on  information  available  from  generally  recognized  public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make any appraisal of any assets of the Company. To the best of the Company's knowledge, the Information to be furnished by the Company when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify Sterling Foster if it learns of any material inaccuracy or
misstatement  in,  or  material  omission  from,  any  Information   theretofore
delivered to Sterling Foster.

         It is understood that Sterling Foster is being engaged hereunder solely to provide the services described above to the Company and that Sterling Foster is not acting as an agent or fiduciary of, and shall have no duties or liability to, the equity holders of the Company or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

         In consideration of Sterling Foster's agreement to engage in financial consulting services for the Company, the Company agrees to indemnify and hold harmless Sterling Foster and its employees and affiliates from any claims, losses, damages, expenses or liabilities related to or arising out of Sterling Foster's performance of services in connection with this Agreement. This obligation requires that (i) Sterling Foster give prompt written notice to the Company of any such claim, action, or demand, (ii) Sterling Foster allows the Company to control the defense and related settlement negotiations and (iii) Foster Sterling fully assist, at the Company's expense, in the defense. The Company will not, however, be responsible for any claims, losses, damages, expenses, or liabilities that result from gross negligence or willful misconduct by Sterling Foster or any of its affiliates. Should any legal dispute arise between the Company and Sterling Foster, the prevailing party shall be entitled to reimbursement of reasonable attorney fees.

         THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE.

                           EACH OF THE COMPANY AND STERLING FOSTER AGREE THAT ANY ACTION OR PROCEEDING BASED HEREON, OR ARISING OUT OF STERLING FOSTER'S ENGAGEMENT HEREUNDER, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE COMPANY AND STERLING FOSTER EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING AS SET FORTH ABOVE AND
                           IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGEMENT RENDERED THEREBY IN


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                           CONNECTION  WITH SUCH ACTION OR  PROCEEDING.  EACH OF
                           THE COMPANY AND STERLING FOSTER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         The Company (for itself, anyone claiming through it or its name, and on behalf of its equity holders) and Sterling Foster each hereby irrevocably waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or the transactions contemplated hereby. This Agreement may not be assigned by either party without the prior written consent of the other party.

         This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Sterling Foster and the Company.

         Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sterling Foster the enclosed original copy of this Agreement.

                                         Very truly yours,


                                         STERLING FOSTER & COMPANY, INC.


                                         By:________________________________
                                            Name:
                                            Title:



Accepted as of the date written above.

NICHE PHARMACEUTICALS, INC.

By:_________________________________
     Name:
     Title:


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